Execution Version
Exhibit 2.1
FIRST AMENDMENT TO
SECURITIES PURCHASE AGREEMENT
    This First Amendment to Securities Purchase Agreement, dated as of May 6, 2022 (this “Amendment”), to the Securities Purchase Agreement, dated as of March 7, 2022 (the “Original Agreement”), by and between Sequa Corporation, a corporation organized under the Laws of the State of Delaware (“Seller”), and AZZ Inc., a corporation organized under the Laws of Texas (“Buyer”), is made and entered into by and between Seller and Buyer. Unless otherwise defined herein, all capitalized terms shall have the meanings assigned to such terms in the Original Agreement.
WHEREAS, Seller and Buyer entered into the Original Agreement;
WHEREAS, Section 11.02 of the Original Agreement provides that the terms of the Original Agreement may be amended by written agreement signed by both Seller and Buyer; and
WHEREAS, the Parties desire to amend certain terms of the Original Agreement, in accordance with the terms thereof and as set forth in this Amendment.
NOW THEREFORE, in consideration of the foregoing and the mutual promises, covenants and undertakings contained herein, subject to and on the terms and conditions herein set forth, and intending to be bound hereby, the Parties agree as follows:
Section 1.Amendment to Section 2.04(a). The first sentence of Section 2.04(a) of the Original Agreement is hereby amended and restated by deleting such sentence and replacing it in its entirety as follows:
“Subject to the terms and conditions of this Agreement, the closing of the purchase and sale of the Mezzanine Interests (the “Closing”) shall take place remotely by exchange of documents and signatures (or their electronic counterparts), at 9:00 a.m. (Eastern Time) (i) on the later of (x) the third (3rd) Business Day after all the conditions precedent set forth in Article VIII shall have been satisfied or waived (other than those conditions that, by their nature, are to be satisfied at the Closing (provided such conditions would be so satisfied)) and (y) May 13, 2022 or (ii) on such other date as Seller and Buyer may mutually agree in writing.”
Section 2.Amendment to Section 10.01(d)(ii). Section 10.01(d)(ii) of the Original Agreement is hereby amended and restated by deleting such Section 10.01(d)(ii) and replacing it in its entirety as follows:
“(ii)    (A) all of the conditions set forth in Section 8.01 and Section 8.02 have been satisfied (other than those conditions that by their nature are to be satisfied at the Closing) as of the date

US-DOCS\131705681.3

the Closing should have occurred pursuant to Section 2.04(a), (B) Seller has irrevocably confirmed in writing to Buyer that Seller is ready, willing and able to consummate the transactions contemplated by this Agreement subject to only those conditions set forth in Section 8.01 or Section 8.02 that by their nature are to be satisfied at the Closing but which would be capable of being satisfied if the Closing Date were the date that the notice of such termination is delivered to Buyer and (C) Buyer has failed to consummate the transactions contemplated by this Agreement within two (2) Business Days following the date the Closing should have occurred pursuant to Section 2.04(a), so long as all of the conditions set forth in Section 8.01 and Section 8.02 remain satisfied during such two (2) Business Day period (other than those conditions that by their nature are to be satisfied at the Closing);”
Section 3.Amendment to Section 5.01(a)(y)(vi). The proviso to Section 5.01(a)(y)(vi) of the Original Agreement is hereby amended and restated by deleting such proviso and replacing it in its entirety as follows:
“provided that nothing in this Section 5.01(a)(vi) shall restrict the transfer of employment to a Precoat Subsidiary prior to Closing of (1) any Precoat Business Employee set forth on Schedule 1.01(c)(ii) or (2) any employee that was included in the most recent Employee List provided by Seller to Buyer on May 4, 2022 or hired by the Precoat Business in the ordinary course following such delivery of the most recent Employee List;”
Section 4.Debt Financing Sources Consent. Each of Seller and Buyer acknowledge and agree that: (i) so long as the Closing Date occurs on or prior to May 31, 2022, Seller has provided Buyer with the Required Information, (ii) the Marketing Period has ended prior to the date of this Amendment, (iii) there is no further requirement to provide any subsequent Marketing Period and (iv) so long as the Closing Date occurs on or prior to May 31, 2022, there is no further requirement to provide, and Buyer hereby waives any obligation or condition of Seller to provide or to cause to be provided, any additional information that may constitute Required Information or any information described in Section 5.17(d)(viii) of the Original Agreement. In connection with the execution and delivery of this Amendment, Buyer has delivered to Seller a consent to this Amendment and an acknowledgment by the Debt Financing Sources of the satisfaction of the conditions set forth in paragraphs 5 and 8 of Exhibit C to the Debt Commitment Letter as of the date of this Amendment with no further obligations to deliver financial statements or other information under such paragraphs of the Debt Commitment Letter as a condition to the funding of the Facilities (as defined in the Debt Commitment Letter) in accordance with the Debt Commitment Letter, so long as the Closing Date occurs on or prior to May 31, 2022. For the avoidance of doubt, if Closing occurs on any date following May 31, 2022, the waivers and consents in this Section 4 shall become void and have no force or effect.
Section 5.Preliminary Closing Statement. Buyer and Seller agree that the Preliminary Closing Statement provided by Seller prior to the date hereof shall be disregarded for all purposes under the Agreement and that Seller shall deliver the written statement contemplated by Section 2.05(a) of the Agreement on or prior to May 6, 2022 which shall constitute the Preliminary Closing Statement for all purposes under Agreement (for the avoidance of doubt, subject to the Buyer’s rights to review, comment and access set forth in Section 2.05(a) of the Agreement).
Section 6.Agreement Affirmed. Except as expressly modified and superseded by this Amendment, all terms and provision of the Original Agreement shall remain unchanged and in full force and effect without modification, and nothing herein shall operate as a waiver of any Party’s rights, powers or privileges under the Original Agreement. On and after the date hereof, each reference in the Original Agreement to “this Agreement,” “hereunder,” “hereof,” or words of like import, and each reference to the “Agreement” or the “Original Agreement”, including by “thereunder,” “thereof,” or words of like import in any document shall mean and be a reference to the Original Agreement, as amended and modified by this Amendment.
Section 7.Miscellaneous. Sections 11.1 through 11.14 and Section 11.17 of the Original Agreement shall apply to this Amendment, mutatis mutandis.
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IN WITNESS WHEREOF, the Parties have executed and delivered this Amendment as of the date first above written.

SEQUA CORPORATION
By: /s/ Steven R. Lowson
Name: Steven R. Lowson
Title: Executive Vice President, General Counsel and Secretary

Signature Page to First Amendment to Securities Purchase Agreement

AZZ INC.
By: /s/ Thomas E. Ferguson
Name: Thomas E. Ferguson
Title: President and Chief Executive Officer
Signature Page to First Amendment to Securities Purchase Agreement